Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Metromile, Inc. of our report dated March 30, 2021, relating to the consolidated financial statements of Metromile, Inc., as of December 31, 2020 and 2019, and for the years then ended, included in the current report on Form 8-K of Metromile, Inc. dated March 31, 2021.

/s/ Moss Adams LLP

San Francisco, California

June 2, 2021